EXHIBIT 4.4

                                                                      B - RUSGIT

      THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

                      SECURED SUBORDINATED PROMISSORY NOTE

$250,000                                                           July 19, 2004

      FOR VALUE RECEIVED, CaminoSoft Corp., a California corporation (the "Company"), promises to pay to the order of The Frost National Bank FBO, Renaissance US Growth Investment Trust PLC, a public limited company registered in England and Wales, Trust No. W00740100 ("Holder"), or its registered assigns, on or before July 19, 2006, in lawful money of the United States, the principal sum of $250,000, together with interest at the rate of 7.00% per annum from the date of this Note until paid.

      1. SUBORDINATION. This Note shall be subordinated only to senior indebtedness of the Company which has been previously committed in writing or funded. Senior indebtedness of the Company shall include only indebtedness which, by its express terms, is senior to all other indebtedness of the Company.

      2. INTEREST. Accrued and unpaid interest on this Note shall be payable in monthly installments, commencing September 1, 2004.

      3. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an Event of Default:

            (a) Failure to Pay Principal or Interest. The Company shall fail to pay any principal or interest payment on the due dates hereunder; or

            (b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted pursuant to any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts pursuant to any bankruptcy, insolvency, or similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in any involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

            (c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

      4. RIGHTS OF HOLDER UPON DEFAULT. Upon the occurrence or existence of any Event of Default, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

      5. ASSIGNMENT BY THE COMPANY. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned by the Company, without the prior written consent of Holder.

      6. PREPAYMENT. The Company shall have the right to prepare at any time, without penalty, in whole or in part, the unpaid principal and interest due on this Note.

      7. FAILURE TO ACT AND WAIVER. No failure or delay by the Holder hereof to require the performance of any term or terms of this Note or not to exercise any right or any remedy shall constitute a waiver of any such term or of any right or of any default, nor shall such delay or failure preclude the Holder hereof from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Note, the Holder hereof shall not be deemed to waive the right either to require payment when due of all other amounts payable, or to later declare a default for failure to effect such payment of any such other amount. The failure of the Holder of this Note to give notice of any failure or breach of the Borrower under this Note shall not constitute a waiver of any right or remedy in respect of such continuing failure or breach or any subsequent failure or breach.

      8. SECURITY AGREEMENT. This Note is secured by and subject to the Security Agreement, dated as of July 15, 2004, among CaminoSoft Corp., a California corporation, Renaissance US Growth Investment Trust PLC, a public limited company registered in England and Wales, BFSUS Special Opportunities Trust PLC, a public limited company registered in England and Wales, and Renaissance
Capital Growth & Income Fund III, Inc., a Texas corporation, and Renaissance Capital Group, Inc., a Texas corporation, as "Agent", and the Holder is entitled to all the rights and benefits thereunder.

      9. COLLECTION. In the event this Note is collected by law and through an attorney at law, the Company shall pay all costs of collection, including reasonable attorneys' fees and expenses.

      10. MISCELLANEOUS.

            (a) This Agreement shall bind and inure to the benefit of the parties and their respective permitted successors and assigns.

            (b) Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remainder of this Agreement or the validity or enforceability of such provision in any other jurisdiction.

            (c) Borrower hereby consents to the jurisdiction of the courts of the State of Texas in any action or proceeding which may be brought against it under or in connection with this Agreement or any transaction contemplated hereby or to enforce any agreement contained herein and, in the event any such action or proceeding shall be brought against it, Borrower agrees not to raise any objection to such jurisdiction or to the laying of venue in Dallas County, Texas or, if applicable, any other county in any state in which Collateral is located.


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

            (d) This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions of the State of Texas or of any other state.

      IN WITNESS WHEREOF, the Company has duly executed this Note as of the day and year first above written.

                                     CAMINOSOFT CORP.


                                     By:
                                        ----------------------------------------
                                        Michael Skelton, Chief Executive Officer


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